INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Toastmaster Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-78516 and 33-80208) of Toastmaster Inc. of our report dated February 25, 1998 relating to the consolidated balance sheets of Toastmaster Inc. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report of Toastmaster Inc.



                                                /s/ KPMG Peat Marwick LLP
                                                KPMG Peat Marwick LLP

Kansas City, Missouri
March 25, 1998